Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of TOP Tankers Inc., to be filed on August 1, 2005 for the registration of up to $250,000,000 of its common shares, preferred shares, debt securities, warrants, purchase contracts, guarantees and/or units and to the incorporation by reference therein of our report dated March 30, 2005, with respect to the consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on June 28, 2005, (as amended).


/s/Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
July 29, 2005